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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported)   November 18, 1996
                                                    -----------------

                               PHOTRAN CORPORATION
             (Exact name of registrant as specified in its charter)



          Minnesota                000-20731                     41-1697628
--------------------------------------------------------------------------------
(State or other jurisdiction  (Commission File Number)      (IRS Employer
     of incorporation)                                      Identification No.)



     21875 Grenada Avenue, Lakeville, MN                         55044
     (Address of principal executive offices)                  (Zip Code)


       Registrant's telephone number, including area code    (612)469-4880
                                                             -------------

   (Former name or former address, if changed since last report.) Not Applicable


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ITEM 5. OTHER EVENTS

See the following press release, dated November 20, 1996 announcing the termination of the China equipment sale and joint venture agreement.

Contact:       Paul T. Fink
               Chief Financial Officer
Telephone:     (612) 469-4880
Fax:           (612) 469-4886

FOR IMMEDIATE RELEASE

PHOTRAN CORPORATION ANNOUNCES TERMINATION OF CHINA EQUIPMENT SALE CONTRACT AND JOINT VENTURE AGREEMENT

Photran Corporation today received formal notice from its China Joint Venture partner, the Shenzhen WABO Group Co. Ltd. (WABO), of WABO's intent to terminate the contract under which Photran was to supply equipment to the China Joint Venture operation.

WABO has further notified Photran that it is making a claim, under the relevant clauses of the contract, to receive a full refund in the amount of approximately $1.7 million (plus an unspecified amount of interest) which they have paid to Photran on behalf of the China Joint Venture Company.

Mr. David E. Stevenson, CEO, stated that "we are very disappointed at the action by WABO to cancel the equipment purchase agreement and by inference the Joint Venture project. WABO's decision, just days prior to shipment, is totally contrary to the agreement we reached in negotiations we concluded on November 8, 1996." Stevenson further stated that "we do not know why WABO has canceled the contract; however, we believe it resulted from their inability to meet the payment terms specified in the unratified agreement we reached on November 8, 1996." Stevenson noted further that "we are reviewing Photran's rights under the agreement to determine what recourse the company may have against WABO. We do not intend to make any refund to WABO until we have concluded a comprehensive settlement of open issues."

Stevenson stated that "it is not possible at this time to determine the full impact of this event on the company's financial condition; although, we do not anticipate any material adverse effect. The company has not recognized any revenue in connection with the sale of the coating equipment in prior periods and will not be recognizing previously anticipated revenue in future periods."

Stevenson also said that, "the cancellation of the China Joint Venture project is certainly a disappointment. However, it came at a time when we have a strong need for additional capacity. This equipment will be used in place of a previously planned production line in our Lakeville, Minnesota plant to manufacture several proprietary products. These include ZeroRay-TM- filters, ArtGlas-TM-, UVAR-TM- eyeglass lenses, PolarClear-TM- polarizing film and PMAX-Registered Trademark- front surface mirrors. Therefore, I believe that the Company will be able to derive full use of all the equipment we would have sold to the China Joint Venture project."


FORWARD - LOOKING STATEMENTS
This press release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve a number of risks and uncertainties, including the final disposition of the issues related to the cancellation of the equipment purchase agreement and the China joint venture, the timely completion of construction and installation of the manufacturing equipment previously planned for shipment to the joint venture company, the timely development and acceptance of new products and other factors disclosed throughout the Company's Form 10-QSB for the quarters ended September 30 and June 30, 1996 and the Company's registration statement on Form SB-2 which became effective


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May 29, 1996.  The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release. Readers are urged to carefully review and consider the various disclosures made by the Company in this report and in the Company's other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

PHOTRAN CORPORATION develops, manufactures and markets high performance optical and electrically conductive thin film coated products using a proprietary process technology known as Fuzion -TM- planar magnetron sputtering. The Company produces products for the flat panel display industry as well as optical and radiation filters for computer monitors and televisions.


                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Photran Corporation



                                        By:

                                        ___________________________________
                                        David E. Stevenson
                                        Chairman and Chief Executive Officer



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